Exhibit 23.4

AGAPITO ASSOCIATES, INC. Mining & Civil Engineers & Geologists

715 HORIZON DRIVE SUITE 340 GRAND JUNCTION, CO 81506 USA VOICE 970.242.4220 www.agapito.com	GOLDEN OFFICE 303.271.3750 CHICAGO OFFICE 630.792.1520

February 12, 2008	363-10

Mr. Hugh Harvey

Operating Manager

Intrepid Mining, LLC

700 – 17th Street, Suite 1700

Denver, CO 80202

Re:	Consent

Gentlemen:

Agapito Associates, Inc. (AAI), hereby consents to the references to AAI in the Registration Statement on Form S-1 filed by Intrepid Potash, Inc. and in all amendments to the Registration Statement, including the reference under the caption “Experts.” AAI also consents to the use of the information supplied by AAI under the caption “Summary of Our Reserves.”

Respectfully submitted,

Michael Hardy, PhD, P.E.

President and Principal

GEOENGINEERING  •  MINING ENGINEERING  •  CIVIL ENGINEERING